                                                                                                   FOR IMMEDIATE RELEASE

                                                                                                     April 29, 2004

                                                                                                     Contact:
                                                                                                     John B. Woodlief
                                                                                                     Vice President - Finance
                                                                                                     and Chief Financial Officer
                                                                                                     704-372-5404

Ruddick Corporation Reports Second Quarter Fiscal 2004 Results

CHARLOTTE, N.C.--April 29, 2004--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the second fiscal quarter ended March 28, 2004 increased by 2.3% to $701 million from $685 million in the prior year quarter. For the six months ended March 28, 2004, sales of $1.39 billion were 2.2% above the $1.36 billion for the comparable period last year. The increase in sales during the quarter, and fiscal year to date, was attributable to sales increases at the Harris Teeter supermarket subsidiary resulting from the addition of new stores and comparable store sales increases. The Company's American & Efird ("A&E") sewing thread subsidiary experienced sales declines during the respective periods.

The Company reported consolidated net income of $15.9 million, or $0.34 per diluted share, for the second quarter of fiscal 2004 compared to net income of $14.4 million, or $0.31 per diluted share, in the prior year second quarter. For the first six months of fiscal 2004 consolidated net income was $29.7 million, or $0.64 per diluted share, compared to $27.4 million, or $0.59 per diluted share, in the same period of fiscal 2003. Operating profit improvements at Harris Teeter was the major contributing factor for the increase in net income over the prior year periods. The profitability at A&E declined over the prior year periods.

For the second quarter of fiscal 2004, Harris Teeter sales rose 3.6% to $632.5 million from $610.6 million last year. The second quarter increase in sales was attributable to sales from new stores (partially offset by the closing of older or underperforming stores) and a 2.41% increase in comparable store sales. For the first six months of fiscal 2004, sales rose 3.2% to $1.26 billion from $1.22 billion in the same period of fiscal 2003. Comparable store sales for the first six months of fiscal 2004 increased 1.91%.

During the first six months of 2004, Harris Teeter opened one new replacement store, remodeled five stores, and closed four stores. The company operated 137 stores at March 28, 2004 and currently anticipates opening six new stores, which includes one replacement store, during the remainder of fiscal 2004. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations and from time to time will close or divest older or underperforming stores.

Operating profit at Harris Teeter increased by 11.0% to $26.3 million for the second quarter of fiscal 2004 as compared to $23.7 million in the prior year period. Operating profit as a percent of sales improved to 4.16% during the second quarter of 2004 from 3.88% in the comparable period of the prior year. For the six months ended March 28, 2004 operating profit was $52.1 million, an increase of 13.0% from $46.1 million in the prior year period. For the first six months of fiscal 2004 operating profit as a percent of sales improved to 4.14% from 3.78% in the same period last year.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in comparable store sales and the effective management of operational costs and promotional strategies. The operating margin improved despite increases in bankcard fees, employee incentive benefits and other employee related benefit costs.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented that, "We are pleased with our growth in comparable store sales. Our focus remains on providing all of our customers with a superior shopping experience in terms of value, quality and customer service. We continue to experience positive results from our expanded private label produce program, the Harris Teeter Farmers Market(TM) and are excited about this quarter's launch of the Harris Teeter Fishermans Market(TM) for Seafood. We feel that these types of programs along with our dedication to customer service deliver the best shopping experience for our customers."

A&E's sales of $68.3 million in the second quarter of fiscal 2004 declined 8.5% from the $74.6 million for the same quarter last year. The decrease resulted from domestic sales declines of 11.8% and foreign sales declines of 5.2%. Foreign sales accounted for approximately 52% of A&E sales for the second quarter of fiscal 2004 up from approximately 50% in the prior year quarter. A&E's sales for the first six months of fiscal 2004 were $136.0 million, a decrease of 6.4% from the prior year period when sales were $145.2 million.

A&E's operating profit was $2.2 million for the second quarter of fiscal 2004 compared to $3.8 million in the previous year's second fiscal quarter. For the six months ended March 28, 2004, operating profit was $3.2 million as compared to $6.0 million recorded in the prior year period. Operating profit for the six months ended March 28, 2004 was reduced by $384,000 for severance related costs resulting from the company's closing of its spinning plant in Maiden, NC. The weakness in sales contributed to the reduced operating profits from the prior year periods.

Dickson commented, "Sales declined in the U.S. market as imported apparel continued to displace U.S. production. However, global business conditions began to improve toward the end of the quarter with most retailers of apparel reporting stronger sales. We will continue our focus on implementing cost containment initiatives in our U.S. operations, and on expanding our foreign operations and optimizing manufacturing capacities globally."

For the first six months of fiscal 2004, depreciation and amortization for Ruddick on a consolidated basis totaled $37.8 million and capital expenditures totaled $31.4 million. During the first six months of fiscal 2004 Harris Teeter spent $28.0 million for capital expenditures, and estimates total capital spending for fiscal 2004 of approximately $82 million, a 27.5% increase from spending of $64.4 million in fiscal 2003. The anticipated increase in expenditures is based on Harris Teeter's plans to open a total of 7 new stores and remodel 16 stores during fiscal 2004. In addition to the capital expenditures, Harris Teeter invested $17.6 million in the development of certain of its new stores during the first six months of fiscal 2004 and estimates to spend a total of approximately $33 million on such investments for the year. Such development capital spending is not included in Harris Teeter's total anticipated fiscal 2004 capital expenditures of approximately $82 million. Capital expenditures for A&E were $3.4 million for the first six months of fiscal 2004, and the company expects capital expenditures to total approximately $10 million for fiscal 2004, compared to $9.2 million for fiscal 2003.

During the second quarter of Fiscal 2004, the Company utilized its excess cash position to pay off $30.3 million of debt prior to its scheduled redemption date of September 2004. The Company's liquidity position remains strong with cash and temporary investments of $140.5 million as of March 28, 2004.

The Company's management remains cautious in its expectations for the remainder of fiscal 2004 due to the intense competition in the retail grocery segment and the uncertain business conditions in the textile and apparel segment. Further operating improvement will be dependent on the Company's ability to offset rising benefit costs with additional operating efficiencies.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(in thousands, except per share data)
	QUARTER 13 WEEKS ENDED		YTD 26 WEEKS ENDED

	March 28,	March 30,	March 28,	March 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET SALES
Harris Teeter	$632,493	$610,585	$1,257,145	$1,218,335
American & Efird	68,301	74,619	136,014	145,245
Total	700,794	685,204	1,393,159	1,363,580

COST OF SALES
Harris Teeter	443,002	433,848	888,315	866,570
American & Efird	50,542	55,310	101,562	109,125
Total	493,544	489,158	989,877	975,695

GROSS PROFIT
Harris Teeter	189,491	176,737	368,830	351,765
American & Efird	17,759	19,309	34,452	36,120
Total	207,250	196,046	403,282	387,885

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	163,183	153,034	316,731	305,654
American & Efird	15,547	15,468	30,902	30,141
Corporate	939	1,462	2,595	2,660
Total	179,669	169,964	350,228	338,455

EXIT AND IMPAIRMENT CHARGES
American & Efird	15	-	384	-

OPERATING PROFIT (LOSS)
Harris Teeter	26,308	23,703	52,099	46,111
American & Efird	2,197	3,841	3,166	5,979
Corporate	(939)	(1,462)	(2,595)	(2,660)
Total	27,566	26,082	52,670	49,430

OTHER EXPENSE (INCOME)
Interest expense	3,189	3,071	6,368	6,158
Interest income	(654)	(223)	(927)	(477)
Investment losses (gains)	(183)	(30)	(432)	(177)
Minority interest	322	330	663	610
Total	2,674	3,148	5,672	6,114

INCOME BEFORE TAXES	24,892	22,934	46,998	43,316
INCOME TAXES	8,961	8,519	17,285	15,922
NET INCOME	$15,931	$14,415	$29,713	$27,394

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING --
Weighted Average Number of Basic Shares Outstanding	46,381	46,516	46,322	46,514
Weighted Average Number of Diluted Shares Outstanding	46,761	46,547	46,591	46,572

NET INCOME PER SHARE --
Earnings Per Share - Basic	$0.34	$0.31	$0.64	$0.59
Earnings Per Share - Diluted	$0.34	$0.31	$0.64	$0.59

DIVIDENDS DECLARED PER SHARE - Common	$0.10	$0.09	$0.20	$0.18

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)

		March 28,	March 30,
		2004	2003
		(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents		$80,028	$96,343
Temporary Investments		60,460	30,053
Accounts Receivable, Net		72,370	69,811
Inventories		217,709	233,203
Net Current Deferred Income Tax Benefits		13,247	12,176
Prepaid and Other Current Assets		21,772	17,587
Total Current Assets		465,586	459,173

PROPERTY, NET		515,686	517,692

INVESTMENTS		48,499	23,261

GOODWILL AND OTHER INTANGIBLES		12,684	12,720

OTHER LONG TERM ASSETS		57,390	51,169

Total Assets		$1,099,845	$1,064,015

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable		$2,750	$3,311
Current Portion of Long-Term Debt		1,297	864
Dividends Payable		4,643	3,425
Accounts Payable		144,585	146,270
Federal and State Income Taxes		24,263	16,078
Accrued Compensation		38,526	34,711
Other Current Liabilities		52,847	50,146
Total Current Liabilities		268,911	254,805

LONG-TERM DEBT		160,393	187,538

NET LONG-TERM DEFERRED INCOME TAX LIABILITIES		21,333	26,425

PENSION LIABILITIES		69,461	68,656

OTHER LONG-TERM LIABILITIES		51,506	41,009

MINORITY INTEREST		8,252	8,295

SHAREHOLDERS' EQUITY:
Capital Stock - Common		51,039	51,019
Retained Earnings		509,577	464,964
Accumulated Non-Owner Changes in Equity		(40,627)	(38,696)
Shareholders' Equity		519,989	477,287

Total Liabilities and Shareholders' Equity		$1,099,845	$1,064,015

RUDDICK CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
	26 WEEKS ENDED
	March 28,	March 30,
	2004	2003
	(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$29,713	$27,394
Non-Cash Items Included in Net Income
Depreciation and Amortization	37,761	39,067
Deferred Taxes	(8,945)	(5,424)
(Gain) Loss on Sale of Property	(930)	5,163
Other, Net	2,465	3,455
Increase in Current Assets	(5,126)	(1,609)
Increase in Current Liabilities	25,386	4,487
Increase in Certain Long-Term Liabilities	14,725	9,130
NET CASH PROVIDED BY OPERATING ACTIVITIES	95,049	81,663

INVESTING ACTIVITIES
Capital Expenditures	(31,389)	(26,704)
Purchase of Other Investment Assets	(18,358)	(10,851)
Net Increase in Temporary Investments	(2,117)	(20,533)
Cash Proceeds from Sale of Property	11,798	1,143
Company Owned Life Insurance, Net	(1,039)	(1,829)
Other, Net	(20)	398
NET CASH USED IN INVESTING ACTIVITIES	(41,125)	(58,376)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	83	1,498
Payments on Long-Term Debt	(30,859)	(204)
Dividends Paid	(9,271)	(8,370)
Purchase and Retirement of Common Stock		(1,360)
Proceeds from Stock Issued and Other	2,929	1,070
NET CASH USED IN FINANCING ACTIVITIES	(37,118)	(7,366)

INCREASE IN CASH AND CASH EQUIVALENTS	16,806	15,921
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	63,222	80,422

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$80,028	$96,343

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$6,258	$6,076
Income Taxes	$2,117	$1,499
Non-Cash Activity:
Capital Leases Incurred	$3,574	$2,689

RUDDICK CORPORATION
OPERATING STATISTICS
March 28, 2004
(Dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
2nd Quarter	$ 14.2	$ 4.4	$ 0.3	$ 18.9
Year to Date	28.5	8.6	0.7	37.8

Capital Expenditures:
2nd Quarter	$ 16.5	$ 2.0	$ -	$ 18.5
Year to Date	28.0	3.4	-	31.4

Purchase of Other Investment Assets:
2nd Quarter	$ 3.5	$ 0.8	$ -	$ 4.3
Year to Date	17.6	0.8	-	18.4

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		140		140
Opened during the period		-		1
Closed during the period		(3)		(4)
Stores in operation at end of period		137		137